UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2006

RACKABLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1933 Milmont Drive

Milpitas, CA 95035

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 240-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Change in Control Plan

On August 29, 2006, the Compensation Committee of the Board of Directors of Rackable Systems, Inc., adopted a Change in Control Benefit Plan (the “Plan”). Pursuant to the terms of the Plan, if there is a change of control (as defined in the Plan) of Rackable Systems on or before June 8, 2006, such as a merger, consolidation or other acquisition of Rackable Systems, the following officers of Rackable Systems will be entitled to receive a cash payment equal to a percentage of the “premium” received in the change in control as follows:

Executive Officer	Title	Percentage
Thomas Barton	Chief Executive Officer	1.7%
Todd R. Ford	President	1.5%

The “premium” is calculated by subtracting the value of the company on the date of announcement (i.e. the value obtained by multiplying the fully-diluted number of shares of Rackable Systems common stock outstanding on the date of announcement by the average closing sales price of the common stock during the 10 trading days prior to the date of announcement) from the transaction value (i.e. the value obtained by multiplying the fully-diluted number of shares of Rackable Systems common stock outstanding on the date of the change in control by the value received per share of common stock in the change in control).

If the payments to be made to under the Plan would subject the recipient to an excise tax pursuant to Section 280G of the Internal Revenue Code, the payments will be reduced to the amount equal to the greatest dollar amount that would not subject the recipient to the imposition of the excise tax.

The Plan and participation notices of Messrs. Barton and Ford are filed as Exhibit 10.1 hereto, and the above description of the material terms of the Plan and participation notices of Messrs. Barton and Ford are qualified in their entirety by reference to the Plan and participation notices of Messrs. Barton and Ford as so filed.

Grant of Stock Awards

On August 21, 2006, the Compensation Committee took action to grant, effective on the dates set forth below, stock options and stock bonus awards to executive officers of Rackable Systems as described below.

September 1, 2006 Grants

On September 1, 2006, each of the following executive officers of Rackable Systems was granted (a) a nonstatutory option to acquire shares of common stock of Rackable Systems at an exercise price of $27.36 per share, the fair market value of a share of common stock on the date of grant as determined under the terms of the Rackable Systems, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), and (b) a stock bonus award of shares of common stock of Rackable Systems under the 2005 Plan, as follows:

Executive Officer	Title	Option Shares	Bonus Shares
Thomas Barton	Chief Executive Officer	175,000	32,500
Todd R. Ford	President	162,500	22,500
Madhu Ranganathan	Chief Financial Officer	30,000	10,000
Robery Weisickle	Vice President of Engineering	30,000	10,000
Thomas Gallivan	Vice President of Worldwide Sales	15,000	5,000
William Garvey	General Counsel, Vice President of Corporate Development, and Secretary	15,000	5,000

All of these stock awards vest ratably over four years – monthly with respect to stock options and quarterly with respect to stock bonuses. With respect to the grants made to each of Messrs. Barton and Ford, the vesting of such awards will accelerate in full in the event of a change in control (as defined in the 2005 Plan) that occurs on or after June 8, 2007. With respect to grants made to the other executive officers, any acceleration or other payments in the event of a change of control will be governed by the offer letter with such executive officer, provided that the events triggering such acceleration or other payments occur on or after June 8, 2007.

The grants of the stock options were made pursuant to the terms of 2005 Plan and the Company’s forms of stock option grant notice and agreement, and the grants of the stock bonus awards were made pursuant to the terms of 2005 Plan and the Company’s forms of stock bonus award grant notice and agreement. The forms of stock option grant notice and agreement are filed as Exhibit 10.2 hereto, and the forms of stock bonus award grant notice and agreement are filed as Exhibit 10.3 hereto.

January 2, 2007 Grants

In addition, the Compensation Committee determined that on January 2, 2007, each of Messrs. Barton and Ford shall be granted (a) a nonstatutory option to acquire shares of common stock of Rackable Systems at an exercise price equal to the closing sales price of Rackable Systems’ common stock on such date under the terms of the 2005 Plan, and (b) a stock bonus award of shares of common stock of Rackable Systems under the 2005 Plan, as follows:

Executive Officer	Title	Option Shares	Bonus Shares
Thomas Barton	Chief Executive Officer	175,000	32,500
Todd R. Ford	President	162,500	22,500

All of these stock awards will vest ratably over four years – monthly with respect to stock options and quarterly with respect to stock bonuses – with accelerated vesting in the event of a change in control (as defined in the 2005 Plan) that occurs on or after June 8, 2007, and will be made pursuant to the forms of grant notices and agreements described above.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Rackable Systems, Inc. Change in Control Benefit Plan and Form of Participation Notices

10.2	Rackable Systems, Inc. Form of Stock Option Agreement and Grant Notice under the 2005 Equity Incentive Plan

10.3	Rackable Systems, Inc. Form of Stock Bonus Agreement and Grant Notice under the 2005 Equity Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RACKABLE SYSTEMS, INC.

Dated: September 5, 2006	By:	/s/ William P. Garvey
William P. Garvey
General Counsel and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description

10.1	Rackable Systems, Inc. Change in Control Benefit Plan and Form of Participation Notices

10.2	Rackable Systems, Inc. Form of Stock Option Agreement and Grant Notice under the 2005 Equity Incentive Plan

10.3	Rackable Systems, Inc. Form of Stock Bonus Agreement and Grant Notice under the 2005 Equity Incentive Plan